 Exhibit 99.1

LINDA FOGGIE RESIGNS FROM BOARD OF DIRECTORS

OF THE HOWARD HUGHES CORPORATION®

The Woodlands, TX (June 28, 2022) – The Howard Hughes Corporation® (NYSE: HHC) announced today that Linda Foggie has resigned from the company’s board of directors, effective June 27, 2022. Ms. Foggie resigned from the HHC Board because she believed that board service would be inconsistent with the terms of her current employment.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Douglas Ranch in Phoenix, Arizona. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information, visit www.howardhughes.com.

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Contacts:

The Howard Hughes Corporation

Cristina Carlson, 646-822-6910

Senior Vice President, Head of Corporate Communications

cristina.carlson@howardhughes.com

For HHC Investor Relations

John Saxon, 281-929-7808

Chief of Staff

john.saxon@howardhughes.com

Carlos Olea, 281-475-2143

Chief Financial Officer

carlos.olea@howardhughes.com